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                                                                       EXHIBIT A


                       EDGE HOLDING COMPANY PARTNERSHIP

                       AGREEMENT OF LIMITED PARTNERSHIP


     THIS AGREEMENT OF LIMITED PARTNERSHIP, entered into and effective as of February __, 1989, by and among John Sfondrini and Napamco, Ltd. with offices at One Landmark Square, Suite 611, Stamford, Connecticut 06901, as general partners (hereinafter referred to as the "General Partner") and each of the other parties executing this Agreement or a counterpart hereof as limited partners (the "Limited Partners") (The General Partner and the Limited Partners shall hereinafter be referred to collectively as the "Partners").

                              W I T N E S S E T H

                                   ARTICLE I


          Section 1.1   Formation of Partnership

          The parties hereto hereby form, pursuant to the Uniform Limited Partnership Act of the State of Connecticut, a Limited Partnership, which organization is referred to as the "Partnership."

          Section 1.2   Organization Certificates

          The parties hereto shall immediately execute all such certificates and other documents conforming hereto and do all such filing, recording, publishing and other acts as may be appropriate to comply with all requirements for the laws of the State of Connecticut. The parties hereto also agree to execute all such certificates and other documents conforming hereto and to do all such filing, recording, publishing and other acts as may be appropriate to comply with the requirement of law for the formation and/or operation of a limited partnership in all other jurisdictions where the Partnership shall desire to conduct business. Prior to conducting any business in any jurisdiction, the Partnership shall comply with all requirements for the qualification of the Partnership to conduct business as a limited partnership in such jurisdiction.

          Section 1.3   Partnership Name

          The business of the Partnership shall be conducted under the name "Edge Holding Company Partnership" in those jurisdictions where such name is permitted and under such variations of this name as the General Partner deems appropriate




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to comply with the laws of the other jurisdictions in which the Partnership does business. This name and all variations thereof are acknowledged to be the sole property of the General Partner who hereby consents to the use thereof by the Partnership. The General Partners, his successors and assigns, shall be free to use the said name and all variations thereof in connection with other ventures.

          Section 1.4   Rejection

          The General Partner, in his sole absolute discretion, may, at any time prior to the date the Partnership becomes effective, reject any subscription for any reason.

                                  ARTICLE II


          Section 2.1   Definitions

          Whenever in this Agreement, the following terms shall the meanings respectively assigned to them in this Section 2.1:

          (a) Agreement means this Agreement of Limited Partnership as it may be further amended from time to time.

          (b) Capital Contribution shall mean the amount of money which a Partner has paid into the Partnership capital.

          (c) Code shall mean the Internal Revenue Code of 1986, as amended from time to time, and regulations thereunder at the time of reference thereto.

          (d) Consent of the Partners means the written consent or approval of Partners (General and Limited) whose aggregate Capital Contributions represent at least sixty percent (60%) of the aggregate Capital Contributions, which consent or approval shall be obtained prior to the taking of the action for which it is required hereunder.

          (e)  Events of Bankruptcy means, as to a General Partner:

               (i) Its or his admission, in writing, of its or his inability to pay its or his debts generally as they become due.

               (ii) Its or his filing a petition in bankruptcy or for reorganization or for adoption of an arrangement under the Bankruptcy Act.


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               (iii)  Its or his making an assignment for the benefit of
          creditors.

               (iv) Its or his consenting to the appointment of a receiver for all or a substantial part of its or his property.

               (v)    Its or his being adjudicated as bankrupt.

               (vi) The entry of a court order appointing a receiver or trustees for all or a substantial part of its or his property without its or his consent, which order shall not be vacated, set aside or stayed within sixty (60) days from the date of entry.

               (vii) The assumption of custody or sequestration by a court of competent jurisdiction of all or substantially all of its or his property, which custody or sequestration shall not be suspended or terminated within sixty (60) days from its inception.

          (f) Limited Partner of Limited Partners means any or all of those persons designated as Limited Partners in the Partnership Certificate or any person who becomes a substitute Limited Partner as provided herein, in each person's capacity as a Limited Partner of the Partnership.

          (g)  Partner means any General Partner or Limited Partner.

          (h) Partnership means the Limited Partnership governed by this Agreement as said Limited Partnership may from time to time be constituted as amended.

          (i) Partnership Properties shall mean all interests, properties and rights of any type owned by the Partnership.

          (j) Profits and Losses shall mean the net profits or losses of the Partnership as computed for Federal income tax purposes, as determined separately and not cumulatively for each fiscal year of the Partnership.


                                  ARTICLE III

          Section 3.1   Purposes and Powers of the Partnership

          The principal purpose of the Partnership shall be as described in a Private Placement Memorandum for the Partnership


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to which this Agreement was attached as an Exhibit.  The purposes of this
Partnership may be accomplished through:

          (a) The acquisition of a percentage in all of the assets of Twelve Fourteen Corporation including the Corporation's partnership interest in Edge Petroleum Partnership, and the Corporation's existing inventory of interests in oil and gas properties.

          (b) The acquisition of a percentage of the 47,500 shares of no par voting common stock of Edge Petroleum Corporation, a Texas corporation, constituting 47.5 percent of the issued and outstanding shares, from James C. Calaway.

          (c) The acquisition of a percentage interest in the oil and gas prospects owned by James C. Calaway.

          (d) The participation in the business operations of Edge Petroleum Partnership, Edge Petroleum Corporation, and the Edge-Group Partnership in the manner and to the extent permitted in their respective charters or agreements.

          (e) The conducting of geological, geophysical and other exploratory investigations.

          (f) The employment of such parties and personnel and such legal, accounting, geological geophysical and engineering services and advice as the General Partner deems advisable.

          (g) The payment (or where appropriate in the judgment of the General Partner, the failure to make payment) of delay rentals on leases or leasehold interests acquired by the Edge-Group Joint Venture.

          (h) The making or giving of dryhole or bottomhole contributions in the form acreage, money or both to encourage drilling by others in the vicinity of or on Edge-Group Joint Venture acreage.

          (i) The execution of all documents or instruments of any kind which the General Partner may deem appropriate for carrying out the purposes of the Partnership.

          (j) The purchase and establishment of inventories of pipe and other equipment and material.

          (k) The borrowing of money or the incurring of purchase money or other debt for Partnership purposes and the mortgaging and pledging of Partnership Properties for the repayment of any such debt. No person or entity to which any such debt is owed shall be required to inquire as to the purposes for which such debt is incurred and, as between the Partnership and such person or entity, it shall be conclusively presumed that


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the proceeds of such loan are to be and will be sued for purposes authorized under the terms of this Agreement.

          (l) The holding of Partnership Properties in the name of a nominee chosen by the General Partner if it shall deem such action appropriate.

          (m)  The administration of non-producing properties.

          (n) The sale, relinquishment, release, Farm Out or other disposition of any producing and non-producing leases, leasehold interests or contractual rights to acquire such interests or undivided interest therein, which, in the judgment of the General Partner, should be sold, released, farmed out, relinquished or otherwise disposed of.

          (o) The producing, treating, transporting and marketing of oil and gas and the execution of division orders, gas sales contracts and other marketing agreements.

          (p) The execution of other Partnership or joint venture agreements or limited partnership agreements in order to carry out the purposes of the Partnership, Edge Petroleum Partnership, Edge Petroleum Corporation or the Edge-Group Joint Venture.

          (q) Associating the Partnership with others in partnerships, joint ventures and other associations.

          (r)  The purchase of royalties.

          (s) Any and all other acts or activities customary or incidental to the generation, acquisition, development, promotion and marketing of oil and gas acreage and prospects.


                                  ARTICLE IV

          Section 4.1   Principal Office

          The executive offices of the Partnership shall be at One Landmark Square, Suite 611, Stamford, Connecticut 06901, and the Partnership shall conduct business at such location and any additional locations as may from time to time be determined by the General Partner.

          Section 4.2   Term of Partnership

          The Partnership shall be effective from and after the date set forth in the first sentence of this Agreement. The Partnership shall continue in existence until December 31, 2020, unless sooner terminated pursuant to any provisions of the Connecticut Limited Partnership Act.


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                                   ARTICLE V


          Section 5.1   Commitment of General Partner

          The General Partner shall contribute at least one percent of the Partnership capital, and will maintain a minimum interest of one percent in the capital of the Partnership at all times. The General Partner is not committed to (but may) contribute any other cash or property and may do so as a Limited Partner.

                                  ARTICLE VI


          Section 6.1 Payments of the Capital Contributions of the Limited Partners

          Each Limited Partner shall contribute to the Capital of the Partnership for each Unit Purchased the amount of $15,960, payable by certified or bank check or checks at closing.

          Section 6.2   Nature of Contributions

          No Limited Partner shall be required to contribute any capital to the Partnership other than as provided in Paragraph 6 hereof or to lend any funds to the Partnership. No interest shall be paid to a Limited Partner on any capital contributed to the Partnership pursuant to this Paragraph 6 and except as otherwise provided herein no Partner may withdraw his capital contribution.


                                  ARTICLE VII


          Section 7.1   Fiscal Year and Accounting

          The fiscal year of the Partnership shall be the calendar year and the books of the Partnership shall be kept on a cash, accrual or such other basis as the General Partner shall determine and shall be kept in accordance with the accounting principles employed by the Partnership for Federal income tax purposes.

          Section 7.2   Capital Accounts

          A separate capital account shall be maintained for each Partner to which contributions and income and gains shall be


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credited and distributions, deductions and losses shall be charged.  The capital accounts are intended to comply with Treasury Regulations Section 1.704-1(b) and shall be maintained and adjusted in a manner consistent with such Regulation.

          Section 7.3   Deduction of Intangible Drilling and Development Costs

          The Partnership shall elect to deduct intangible drilling and development costs currently as an expense for income tax purposes and shall use its best efforts to require any partnership, joint venture or other arrangement in which it is a party and which incurs such costs to make a similar election.

          Section 7.4   Elections by Partnership as to Optional
                        Adjustments to Basis

          In case of a distribution of property within the provisions of Paragraph 734 of the Code or in the case of a transfer of a Partnership interest permitted by this Agreement made within the provisions of Paragraph 743 of the Code, the General Partner, on behalf of the Partnership, may, at its option, file an election under Paragraph 754 of such Code in accordance with the procedures set forth in the applicable Treasury Regulations. If such an election is filed, the General Partner will at no time be required to provide any additional accounting or tax information with respect to any adjustment to basis for any Limited Partner.

          Section 7.5   Election with Respect to Taxation as Partnership

          Neither the Partnership nor any Partner thereon will elect under Paragraph 761 of the Internal Revenue Code of 1954 to be excluded from the application of any of the provisions of Subchapter K, Chapter 1 thereof.


                                 ARTICLE VIII


          Section 8.1   Determination of Profit and Loss

          At the end of each fiscal year of the Partnership or at the end of such intervening accounting period as the General Partner may select, all Partnership revenues, proceeds, costs and expenses shall be determined and allocated to the Partnership interest of each Partner for the accounting period than ending in accordance with the provisions of this Article.


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          Section 8.2   General Partner's Fees

          The General Partner shall be entitled to receive 5% of the excess of cash and the fair market value of other consideration received by the Partnership (other than payments received by the Partnership from the Partners or the proceeds of Partnership borrowings) during each fiscal year over cash disbursements (other than distributions made to the Limited Partners hereunder or amounts used to repay the General Partner's overhead expenses, such as office expenses). This 5% is payable with respect to all sums received from any source (including such sums received at or after dissolution of the partnership). It shall also be payable with respect to non-cash property received that is distributed in kind. In addition, the General Partner shall be reimbursed for all expenses and disbursements actually incurred in connection with the operations and business of the Partnership.

          Section 8.3   Allocation of Profits, Losses and Distribution

          Profits, Losses and Distributions shall be allocated among the Partners and shared by each Partner (including the General Partner to the extent of his investment) as follows:

          Profits and losses, and distributions and deductions shall be allocated and distributed and shared among the Partners in the ratio that each Partner's capital contribution (including the General Partner's to the extent of its capital contribution) bears to the capital contribution of all Partners until such time as the amounts of cash and the fair market value of other consideration distributed to the Partners equals 100 percent of their investment in the Partnership. Thereafter, such profits and losses, distributions and deductions shall be allocated, 30 percent to the General Partner and the balance shall be allocated to and shared by each Limited Partner (including the General Partner if and to the extent he invests as a Limited Partner) in the ratio that his Capital Contribution bears to the Capital Contributions of all Limited Partners.

          Notwithstanding anything contained herein to the contrary, no distribution may be made to or loss allocated to a Limited Partner which would render such Limited Partner a deficit Capital Account.


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                                  ARTICLE IX


          Section 9.1   Rights, Representations and Covenants
                        of Limited Partners

          (a) No Limited Partner shall be personally liable for any of the debts of the Partnership or any of the losses thereof beyond the amount of his agreed Capital Contribution. No Limited partner shall be responsible for any losses of any other Limited Partner. No Limited Partner shall take part in the control or management of the business or transact any business for the Partnership and no Limited Partner shall have the power to sign for or to bind the Partnership. No salary shall be paid to any Limited Partner nor shall any Limited Partner have a drawing account. No Limited Partner shall be entitled to the return of his contribution.

          (b) Each Limited Partner shall be personally obligated to make payment of the amount he agreed to contribute to the Capital of the Partnership upon execution of his Subscription Agreement to the partnership.

          (c) In addition to other rights which a Limited Partner may have, each Limited Partner has the right to bring a derivative action against the General Partner in order to recover damages or otherwise seek relief from the General Partner for a breach by the latter of his fiduciary obligations to the Partnership.

          Section 9.2   Assignments by Limited Partner

          (a) A Limited Partner may not sell, assign or transfer his interest in the Limited Partnership to a successor Limited Partner whether voluntarily or by operation of law unless the General Partner, in his sole discretion, consents in writing to the sale, assignment or transfer. Provided that such written consent is obtained, the purchaser, assignee or transferee shall become a substitute Limited Partner only if:

               (i) The interest sold, assigned or transferred is not less than the total interest of the transferor Limited Partner in the Partnership unless, in the opinion of the General Partner, the Limited Partner has a sufficient interest to be divided; and

               (ii) The purchaser, assignee or transferee shall consent in writing, in form satisfactory to the General Partner, to be bound by the terms of the Limited Partnership Agreement in the place and stead of the assigning Limited Partner.


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          (b)  A Limited Partner, without the consent of the General Partner, may assign to any person all or any portion of his right to receive distributions hereunder, provided, however, that such assignment shall not be binding on the Partnership until the General Partner shall have received a certified copy of such assignment.

          (c) No sale or assignment of an interest in the Partnership by a Limited Partner shall be effective until all certificates or other documents have been performed which are necessary to constitute the assignee a substitute Limited Partner in the Limited Partnership in all jurisdictions in which it does business and the General Partner approves the written assignment and said assignment is recorded on the books of the Partnership. Each Limited Partner agrees, upon request of the General Partner, to execute such certificates or other documents and to perform such acts as may be required to preserve such status and that John Sfondrini, the individual General Partner, may execute such certificates or other instruments or documents on behalf of each Limited Partner pursuant to the Power of Attorney granted by each Limited Partner to the General Partner.

          (d) Assignment, with or without the consent of the General Partner, will not release the Limited Partner from his obligation to pay his Capital Contribution.

          Section 9.3   Assignees

          (a) In the event of the decease or incapacity of any Limited Partner, his legal representative(s) shall have the same status as an assignee of the Limited Partner unless and until the General Partner shall permit such legal representative(s) to become a Substitute Limited Partner on the terms and conditions as herein provided. The death of a Limited Partner shall not dissolve the Partnership.

          (b) An assignee of a Limited Partner who does not become a Substitute Limited Partner in accordance with Section 9.2 shall, if such assignment is in compliance with the terms of this Agreement, have the right to receive the same share of profits, losses and distributions of the Partnership to which the assigning Limited Partner would have been entitled if no such assignment had been made by such Limited Partner.

          (c) Any Limited Partner who shall assign all his interest in the Partnership shall cease to be a Limited Partner of the Partnership, and shall no longer have any rights or privileges or obligations if a Limited Partner is admitted to the Partnership as a Substitute Limited Partner in accordance with
Section 9.2, provided, however, that said assigning Limited


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Partner shall retain the statutory rights and be subject to the statutory obligations of an assignor Limited Partner under the Uniform Act as well as the obligations to make the Capital Contributions attributable to the interest in question, if any portion thereof remains unpaid.

          (d) In the event of any assignment of a Limited Partner's interest as a Limited Partner, there shall be filed with the Partnership a duly executed and acknowledged counterpart of the instrument making such assignment; such instrument must evidence the written acceptance of the assignee to all the terms and provisions of this Agreement; and if such instrument is not so filed, the Partnership need not recognize any such assignment for any purpose.

          (e) An assignee of a Limited Partner's interest as a Limited Partner who does not become a Substitute Limited Partner as provided in Section 9.2 and who desires to make a further assignment of his interest shall be subject to the provisions of this Article IX to the same extent and in the same manner as any Limited Partner desiring to make an assignment of his interest.


                                   ARTICLE X


          Section 10.1   Rights, Representatives and Covenants
                         of the General Partner

          (a) The General Partner shall have full, exclusive and complete discretion in the management and control of the affairs of the Partnership for the purposes herein stated, shall make all decisions affecting Partnership affairs and shall have full power and authority to execute and deliver on behalf of the Partnership such documents or instruments relating to Partnership affairs as may in his opinion be appropriate in the conduct of Partnership business, including, without limitation, joint venture agreements, operating agreements, division orders, gas sales contracts, unitization agreements, gasoline plan contracts, recycling agreements, production payments, contracts, notes, mortgages and deeds of trust. No person, firm or corporation dealing with the Partnership shall be required to inquire into the authority of the General Partner to take any action or make any decision.

          (b) The General Partner shall devote such portion of his time as is reasonably needed to carry out the operations contemplated under this Agreement and shall make available at all reasonable times his offices, organization, and facilities to carry out the purposes of the Partnership.


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          (c)  The General Partner shall, in addition to other duties, maintain complete and accurate records and accounts of all income and expenditures and furnish the Limited Partners with statements of account from time to time, together with all necessary tax reporting information. Such records and accounts shall likewise be available for inspection and audit by any Limited Partner or his duly authorized representative (at the expense of such Limited Partner) during business hours at one of the executive offices of the Partnership; however, the General Partner shall not be required to maintain such records and material referred to herein for a period in excess of five (5) years from the date of the making or receipt thereof.

          (d) The Partnership, to the extent of its assets, will indemnify the General Partner against tort or contract liability resulting from good faith acts or omissions to act on its part on behalf of the Partnership and, in any event, to the extent permissible under the laws of the State of Connecticut. The General Partner shall not have any liability for any failure or misfeasance on his part, other than a willful failure or misfeasance with respect to his obligations under the Agreement.

          Section 10.2   Assignment by General Partner

          The General Partner shall not sell, assign or otherwise dispose of all or any portion of his interest in the Partnership as General Partner without prior Consent; provided, however, such consent shall not be required, if such sale or assignment relates only to the General Partner's right to receive distributions hereunder or is required by another provision of this Agreement.


                                  ARTICLE XI


           Section 11.1  General Partner's Withdrawal from the Partnership

           The General Partner may not withdraw as General Partner from the Partnership without prior Consent.


                                  ARTICLE XII


          Section 12.1   Termination and Dissolution of the Partnership

          The Partnership shall be dissolved on December 31, 2020, or upon the prior occurrence of any event causing a


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dissolution of the Partnership under the Uniform Limited Partnership Act of the
State of Connecticut. The Partnership shall also be dissolved upon (a) the occurrence of any event which makes it unlawful for the Partnership business to be continued, unless such event can be and is remedied with a reasonable period of time not to exceed six (6) months; (b) the sale or other disposition of substantially all interests in oil and gas acreage and leases and other Partnership assets, or (c) the bankruptcy of a General Partner, unless a surviving General Partner elects to continue as General Partner.

          The Partnership shall not be dissolved by reason of the death, withdrawal or expulsion of a Limited Partner or upon the admission of a new Limited Partner.

          Section 12.2   Winding Up and Distribution

          In the event of the dissolution of the Partnership, the General Partner shall wind up the affairs of the Partnership and, after payment of all third party liabilities of the Partnership, shall distribute the remaining assets of the Partnership in cash or in kind as follows:

          (a) First, to the Partners in such amounts as are necessary to balance their respective capital accounts after giving effect to all debits and credits properly made thereto to the Limited Partners and the 5 percent fee to the General Partner set forth in Section 8.2 hereof.

          (b) The balance shall be allocated in the percentage provided in paragraph 8.3 above, provided that the cash and the fair market value of property distributed under this section shall be included in determining the sharing percentage as set forth below. If, for example, distribution under this paragraph occurs before distributions are equal to the Capital Contribution of Limited Partners, distributions under this sub-section shall commence at 1 percent to the General Partner and 99 percent to the Limited Partners, and shall convert to 70-30 when the aggregate of prior distributions and distributions hereunder, equals 100 percent of Capital Contributions of Limited Partners.

          (c) Distribution to the Limited Partners hereunder shall be allocated to each Limited Partner in the proportion that his capital account bears to the capital account for all Limited Partners.

          (d) Any property distributed in kind in liquidation shall be treated as if the property were sold for its fair market value and any deemed gain or loss shall be credited to the Partners in accord with this Agreement.


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          (e)  If there should be a deficit in any Partner's capital account, the Partner shall be requested to make a capital contribution equal to the deficit amount.

          Section 12.3   Option of General Partner

          If the Partnership is terminated without approval of the General Partner, the General Partner shall have an option to purchase for cash all assets of the Partnership at the aggregate amount computed by taking (as of the December 31 last preceding such termination):

          (a) The sum of (i) cash on hand, prepaid expenses and accounts receivable; (ii) 66-2/3% of the future net revenues of all proven developed oil and gas leases, royalties, overriding royalties and other proven interest in oil and gas properties estimated by an independent engineer in accordance with accepted practices, discounted to present worth by an annual factor of 10%, which factor is subject to increase (but not decrease) in the same proportion that the New York Federal Reserve Bank Discount Rate ("Discount Rate") at the time of calculation exceeds the Discount Rate at the effective date hereof and
(iii) the present value of all other assets, less estimated cost of sale, as determined by an independent appraiser, in the business of making such appraisals; and subtracting therefrom an amount as determined in 12.3(b), below.

          (b) An amount equal to all debts, accrued expenses and obligations of the Partnership of every kind and nature, including the discounted present value of payment due or to become due to the General Partner.


                                 ARTICLE XIII


          Section 13.1   Independent Activities

          All Partners may, notwithstanding the existence of this Agreement, engage in whatever activities they choose, whether the same be competitive with the Partnership or otherwise, without having or incurring any obligations to offer any interest in such activities to any party hereto. Neither this Agreement nor any activity undertaken pursuant hereto shall prevent the General Partner from engaging as they intend to do in the exploration for and production of oil, gas and other minerals, individually, jointly with others, or as a party of any other association to which the General Partner is or may become a party, except to the extent provided herein.


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                                  ARTICLE XIV


          Section 14.1   Notices

          Any and all notices called for under this Agreement shall be deemed adequately given, as and when postmarked, if in writing and sent registered or certified mail, postage prepaid, to the party or parties for whom such notices are intended. All such notices in order to be effective shall be addressed to the last address of record on the Partnership books when given by the General Partner and intended for the Limited Partners; and, to the address of the Partnership when given by the Limited Partners and intended for the General Partner. Any Limited Partner may change his address by giving notice, in writing, to the General Partner and the General Partner may change the address of the Partnership by giving such notice to all Limited Partners. Commencing on the fifth day after giving of such notice, such newly designated address shall be such Partner's address for the purpose of all notices or other communications required or permitted to be given pursuant to this Agreement.

          Section 14.2   Law Governing

          This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut.

          Section 14.3   Amendments

          The General Partner may propose in writing to the Limited Partners the adoption of an amendment to this agreement, and, if within sixty (60) days of the sending of such proposal, the consent of the Partners shall have been given, the amendment shall be deemed adopted, except that all Partners must give their consent in writing to any amendment which would (i) extend the term of the Partnership as set forth in Section 4.2 hereof, (ii) amend Sections 8, 12.2 or 12.3, (iii) amend this Section 14.3 or (iv) in any manner increase the liability of the Limited Partners.

          Section 14.4   Successors and Assigns

          This Agreement and all the terms and provisions hereof shall be binding upon and shall enure to the benefit of the Partners, their respective legal representatives, heirs, successors and assigns.


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          Section 14.5   Counterparts

          This Agreement may be executed in several counterparts and all so executed shall constitute one agreement binding on all parties hereto, notwithstanding that all the parties have not signed the original or the same counterpart, except that no counterpart shall be binding unless signed by the General.


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                                         Investor Limited Partner


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                                         Social Security Number


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                                         Residence Address


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                                         City             State         Zip Code



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